Exhibit 99.1

Autobytel Reports Record First Quarter 2017 Results

Click Revenues up 152% to $6.5 Million

IRVINE, Calif. – May 4, 2017 (GLOBE NEWSWIRE) – Autobytel Inc. (NASDAQ:ABTL), a pioneer and leading provider of digital automotive services connecting in-market car buyers with dealers and OEMs, is reporting financial results for the first quarter ended March 31, 2017. For year-over-year comparisons, prior year results for all periods presented are adjusted to exclude the company’s specialty finance leads product, which was divested on December 31, 2016.

First Quarter 2017 Financial Highlights vs. Year-Ago Quarter

●
Total revenues increased to a record $37.3 million, up 8% vs. the prior year adjusted quarter.
●
Advertising revenues increased 112% to a record $8.0 million, with click revenues up 152% to $6.5 million.
●
Net income increased to $0.5 million or $0.04 per diluted share vs. an adjusted net loss of $0.7 million or $(0.07) per share in the prior year quarter.
●
Non-GAAP income increased to $3.5 million or $0.26 per diluted share, a 24% increase over the prior year quarter adjusted Non-GAAP income and Non-GAAP income per diluted share.

Management Commentary

“The momentum from our record 2016 has carried into the first quarter,” said Jeff Coats, president and CEO of Autobytel. “Our results were highlighted by another quarter of triple-digit growth in our clicks business, which is becoming a meaningful contributor to our overall financial performance. As expected, our lead revenues were down due to the effect of last year’s initiative to systematically reduce lower-quality leads supply.

“Looking ahead, we expect to continue reinvesting in our business to drive sustainable, long-term organic growth and further solidify Autobytel’s position as a leader in the digital automotive marketplace. We also expect to continue to enhance our internal lead generation capabilities and invest in new traffic sources to maximize the growth potential of our clicks and used car businesses. In fact, we expect our used car business to make significant headway this year as we seek to position our revamped usedcars.com site to become the premier used vehicle destination for consumers. But most importantly, in 2017 we will remain committed to providing our dealer and OEM customers with high-quality, high-intent car buyers.”

First Quarter 2017 Financial Results

Total revenues in the first quarter of 2017 increased 8% to $37.3 million compared to an adjusted $34.6 million in the year-ago quarter. The increase was primarily driven by the continued strong growth of advertising click revenues, which increased 152% to $6.5 million. The increase in revenue was partially offset by the effect of the systematic reduction of lower quality leads supply over the course of 2016.

Gross profit in the first quarter was $12.9 million compared to an adjusted $13.2 million in the year-ago quarter, with the decrease driven by increased traffic acquisition and optimization costs. In-line with expectations, gross margin was 34.6%. The company continues to expect gross margin to remain in the mid-30% range over the coming quarters as it focuses on increased traffic and technology development and the optimization of traffic acquisition costs.

Total operating expenses in the first quarter of 2017 decreased 18% to $11.7 million compared to an adjusted $14.2 million in the year-ago quarter. The decrease was driven by non-recurring expenses in the year-ago quarter, including $1.3 million of severance expense, as well as business optimization initiatives and lower headcount. As a percentage of revenues, total operating expenses were 31.3% compared to an adjusted 41.1% in the prior year quarter. The company expects operating expenses as a percentage of revenues to continue in the low 30% range as it increases investments in technology, and sales and marketing resources in 2017.

Net income in the first quarter of 2017 was $0.5 million or $0.04 per diluted share, compared to an adjusted net loss of $0.7 million or $(0.07) per share in the year-ago quarter. The increase was driven by the aforementioned growth of advertising click revenues and reduced operating expenses in the year-ago quarter.

Non-GAAP income increased 24% to $3.5 million or $0.26 per diluted share, compared to an adjusted $2.8 million or $0.21 per diluted share in the first quarter of 2016 (see "Note about Non-GAAP Financial Measures" below for further discussion).

At March 31, 2017, cash and cash equivalents totaled $39.6 million compared to $38.5 million (unadjusted) at December 31, 2016. Total debt was reduced to $20.4 million compared to $23.1 million (unadjusted) at December 31, 2016.

2017 Business Outlook

Autobytel continues to expect 2017 revenue to range between $156.0 million and $160.0 million, representing an increase of approximately 4% to 7% from 2016. The company also expects non-GAAP income to range between $16.8 million and $17.3 million, representing an increase of up to approximately 3% from 2016, with non-GAAP diluted EPS ranging between $1.24 and $1.28 on 13.5 million shares.

Note that for comparative purposes, the foregoing percentage growth calculations, and the 2016 non-GAAP diluted EPS, exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to the company’s specialty finance leads product that was divested on December 31, 2016.

The company has not provided a reconciliation of its 2017 non-GAAP income or non-GAAP diluted EPS guidance to the most directly comparable GAAP financial measures because the effect, timing and potential significance of the effects of tax considerations, primarily related to the company’s net operating loss carryforwards, are out of the company's control and/or cannot be reasonably predicted. Consequently, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call

Autobytel will hold a conference call today at 5:00 p.m. Eastern time to discuss its first quarter 2017 results, followed by a question-and-answer session.

Date: Thursday, May 4, 2017
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-852-2929
International dial-in number: 1-404-991-3925
Conference ID: 9332168

During the call, Autobytel management will refer to a supplementary slide presentation, which will be available for download in the Investor Relations section of the company's website.

The conference call will also be broadcast live at www.autobytel.com (click on "Investor Relations" and then click on "Events & Presentations"). Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software. For those who will be joining the call by phone, please call the conference telephone number 5-10 minutes prior to the start time, and an operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through May 12, 2017. The call will also be archived in the Investor Relations section of Autobytel's website for one year.

Toll-free replay number: 1-855-859-2056
International replay number: 1-404-537-3406
Replay ID: 9332168

Tax Benefit Preservation Plan

At December 31, 2016, the company had approximately $75.8 million in available net operating loss carryforwards ("NOLs") for U.S. federal income tax purposes. The company's Tax Benefit Preservation Plan ("Plan") was adopted by the company's Board of Directors to preserve the company's NOLs and other tax attributes and thus reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code. Any such change of ownership under Section 382 would limit or eliminate the ability of the company to use its existing NOLs for federal income tax purposes. Rights issued under the Plan could be triggered upon the acquisition by any person or group of 4.9% or more of the company's outstanding common stock and could result in substantial dilution of the acquirer's percentage ownership in the company. As of May 1, 2017, there were 11,071,584 shares of the company’s common stock, $0.001 par value, outstanding. There is no guarantee that the Plan will achieve the objective of preserving the value of the company's NOLs. For more information, please visit http://investor.autobytel.com/tax.cfm.

About Autobytel Inc.

Autobytel Inc. provides high quality consumer leads, clicks and associated marketing services to automotive dealers and manufacturers throughout the United States. The company also provides consumers with robust and original online automotive content to help them make informed car-buying decisions. The company pioneered the automotive Internet in 1995 with its flagship website www.autobytel.com and has since helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and has helped every major automaker market its brand online.

Investors and other interested parties can receive Autobytel news alerts and special event invitations by accessing the online registration form at investor.autobytel.com/alerts.cfm.

Note about Non-GAAP Financial Measures

Autobytel has disclosed non-GAAP income and non-GAAP EPS in this press release, which are non-GAAP financial measures as defined by SEC Regulation G, for the 2017 and 2016 first quarters. The company defines (i) non-GAAP income as GAAP net income before amortization of acquired intangibles, non-cash stock-based compensation, acquisition costs, severance costs, gain or loss on investment, litigation settlements and income taxes; and (ii) non-GAAP EPS as non-GAAP income divided by weighted average diluted shares outstanding. In addition to the foregoing non-GAAP financial measures, for year-over-year comparisons, prior year results for all periods presented are adjusted to exclude the company’s specialty finance leads product, which was divested on December 31, 2016, which comparisons and prior year results are also non-GAAP financial measures as defined by SEC Regulation G. The company's management believes that presenting non-GAAP income and non-GAAP EPS and the adjusted year-over-year comparisons and prior year results provides useful information to investors regarding the underlying business trends and performance of the company's ongoing operations and are better metrics for monitoring the company's performance given the company's net operating loss (NOL) tax credits and recent acquisitions and divestitures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the company's consolidated financial statements in their entirety and to not rely on any single financial measure. Tables providing reconciliations of non-GAAP income and non-GAAP EPS and the adjusted year-over-year comparisons and prior year results are included at the end of this press release.

Forward-Looking Statements Disclaimer

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” pending,” “plans,” “believes,” “will” and words of similar substance, or the negative of those words, used in connection with any discussion of future operations or financial performance identify forward-looking statements. In particular, statements regarding expectations and opportunities, new product expectations and capabilities, and our outlook regarding our performance and growth are forward-looking statements. These forward-looking statements, including, that (i) the company expects to continue reinvesting in its business to drive sustainable, long-term organic growth and further solidify the company’s position as a leader in the digital automotive marketplace; (ii) the company expects to continue to enhance its internal lead generation capabilities and invest in new traffic sources to maximize the growth potential of its clicks and used car businesses; (iii) the company expects its used car business to make significant headway in 2017 as the company seeks to position its revamped usedcars.com site to become the premier used vehicle destination for consumers; (iv) the company expects operating expenses as a percentage of revenue to continue in the low 30% range; (v) the company continues to expect gross margin to remain in the mid-30% range over the coming quarters as it focuses on increased traffic and technology development and the optimization of traffic acquisition costs; (vi) the company expects its 2017 revenue to range between $156.0 million and $160.0 million, representing an increase of approximately 4% to 7% from 2016; (vii) the company expects its 2017 non-GAAP income to range between $16.8 million and $17.3 million, representing an increase of up to approximately 3% from 2016; and (viii) the company expects its 2017 non-GAAP diluted EPS to range between $1.24 and $1.28 on 13.5 million shares (noting that for comparative purposes, the foregoing percentage growth calculations, and the 2016 non-GAAP diluted EPS, exclude 2016 revenues, non-GAAP income and non-GAAP EPS related to the company’s specialty finance leads product that was divested on December 31, 2016), are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward- looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; disruptions in automobile production; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; failure of our internet security measures; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; and other matters disclosed in Autobytel's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review the company's Annual Report on Form 10-K for the year ended December 31, 2016 and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect the business, operating results or financial condition of Autobytel and the market price of the company’s stock.

AUTOBYTEL INC.

UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS

(Amounts in thousands, except share and per-share data)

	March 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$39,643	$38,512
Short-term investment	251	251
Accounts receivable (net of allowances for bad debts and customer credits of $968 and $1,015 at March 31, 2017 and December 31, 2016, respectively)	28,517	33,634
Deferred tax asset	-	4,669
Prepaid expenses and other current assets	885	901
Total current assets	69,296	77,967
Property and equipment, net	4,140	4,430
Investments	680	680
Intangible assets, net	22,395	23,783
Goodwill	42,821	42,821
Long-term deferred tax asset	25,622	14,799
Other assets	757	801
Total assets	$165,711	$165,281

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,237	$9,764
Accrued employee-related benefits	2,246	4,530
Other accrued expenses and other current liabilities	7,741	8,315
Current portion of term loan payable	4,688	6,563
Total current liabilities	21,912	29,172
Convertible note payable	1,000	1,000
Long-term portion of term loan payable	6,750	7,500
Borrowings under revolving credit facility	8,000	8,000
Total liabilities	37,662	45,672

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized
Series A Preferred stock, none issued and outstanding	-	-
Series B Preferred stock, 168,007 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 11,062,688 and 11,012,625 shares issued and outstanding, as of March 31, 2017 and December 31, 2016, respectively	11	11
Additional paid-in capital	351,490	350,022
Accumulated deficit	(223,452)	(230,424)
Total stockholders' equity	128,049	119,609
Total liabilities and stockholders' equity	$165,711	$165,281

 AUTOBYTEL INC.

 UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
  (Amounts in thousands, except per-share data)

	Three Months Ended
	March 31,
	2017	2016

Revenues:
Lead fees	$29,092	$31,996
Advertising	7,969	3,766
Other revenues	280	485
Total revenues	37,341	36,247
Cost of revenues	24,430	22,612
Gross profit	12,911	13,635

Operating expenses:
Sales and marketing	3,763	5,677
Technology support	3,253	4,188
General and administrative	3,482	3,373
Depreciation and amortization	1,229	1,286
Litigation settlements	(25)	(5)
Total operating expenses	11,702	14,519
Operating income (loss)	1,209	(884)
Interest and other income (expense), net	(100)	(224)
Income (loss) before income tax provision (benefit)	1,109	(1,108)
Income tax provision (benefit)	625	(432)
Net income (loss) and comprehensive income (loss)	$484	$(676)

Basic earnings (loss) per common share	$0.04	$(0.06)
Diluted earnings (loss) per common share	$0.04	$(0.06)

Shares used in computing earnings (loss) per common share (in thousands):
Basic	10,909	10,509
Diluted	13,309	10,509

AUTOBYTEL INC.
RECONCILIATION OF NON-GAAP INCOME/EPS
 (Amounts in thousands, except per-share data)

		Three Months Ended March 31, 2016
	Three Months Ended March 31, 2017	As Reported	Specialty Finance	Adjusted

Net income (loss)	$484	$(676)	$73	$(749)
Amortization of acquired intangibles	1,387	1,426	-	1,426
Non-cash stock based compensation
Cost of revenues	20	14	-	14
Sales and marketing	412	633	20	613
Technology support	127	329	-	329
General and administrative	452	388	-	388
Total non-cash stock-based compensation	1,011	1,364	20	1,344
Acquisition costs	-	429	-	429
Severance costs	-	839	-	839
Litigation settlements	(25)	(5)	-	(5)
Income taxes	625	(432)	46	(478)

Non-GAAP income	$3,482	$2,945	$139	$2,806

Weighted average diluted shares	13,309	13,346	13,346	13,346

Diluted GAAP EPS	$0.04	$(0.06)	$0.01	$(0.7)
EPS impact of adjustments	0.23	0.27	0.00	0.27
Non-GAAP EPS	$0.26	$0.22	$0.01	$0.21

AUTOBYTEL INC.
RECONCILIATION TO REFLECT DIVESTITURE OF
SPECIALTY FINANCE LEADS PRODUCT
 (Amounts in millions, except per-share data)

	2016
	QTD 3/31/16			QTD 6/30/16			QTD 9/30/16			QTD 12/31/16			YTD 12/31/16
	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted	As Reported	Specialty Finance	Adjusted

Total Revenues	$36.2	$1.6	$34.6	$36.1	$1.6	$34.6	$43.9	$1.7	$42.2	$40.4	$1.4	$39.0	$156.7	$6.3	$150.4

Cost of revenues	22.6	1.2	21.4	22.2	1.2	21.0	28.2	1.2	26.9	25.8	1.0	24.7	98.8	4.7	94.1

Gross profit	13.6	0.4	13.2	13.9	0.4	13.5	15.8	0.4	15.3	14.6	0.4	14.2	57.9	1.7	56.3

Operating expenses	14.5	0.3	14.2	13.0	0.3	12.7	11.5	0.3	11.2	12.8	0.4	12.4	51.8	1.3	50.5

Operating income (loss)	(0.9)	0.1	(1.0)	0.9	0.1	0.8	4.3	0.1	4.1	1.8	(0.0)	1.9	6.1	0.3	5.8

Interest and other income (expense), net	(0.2)	-	(0.2)	(0.2)	-	(0.2)	(0.2)	-	(0.2)	1.2	-	1.2	0.6	-	0.6

Income (loss) before income tax provision (benefit)	(1.1)	0.1	(1.2)	0.7	0.1	0.6	4.1	0.1	3.9	3.0	(0.0)	3.1	6.7	0.3	6.3

Income tax provision (benefit) (1)	(0.4)	0.0	(0.5)	0.3	0.0	0.3	1.3	0.0	1.3	1.6	(0.0)	1.7	2.8	0.1	2.7

Net income (loss) and comprehensive income (loss)	$(0.7)	$0.1	$(0.7)	$0.4	$0.1	$0.4	$2.7	$0.1	$2.6	$1.4	$(0.0)	$1.4	$3.9	$0.2	$3.7

Non-GAAP Income	$2.9	$0.1	$2.8	$3.2	$0.1	$3.0	$6.5	$0.2	$6.3	$4.7	$0.0	$4.7	$17.3	$0.5	$16.8

Non-GAAP EPS	$0.22	$0.01	$0.21	$0.24	$0.01	$0.23	$0.49	$0.01	$0.47	$0.35	$0.00	$0.35	$1.30	$0.03	$1.27

(1) Tax provision for specialty finance leads standalone is computed using consolidated effective tax rate multiplied by finance leads income before income tax.

Company Contact

Kimberly Boren

Chief Financial Officer

949-862-1396

kimb@autobytel.com

Investor Relations

Cody Slach or Sean Mansouri

Liolios

949-574-3860

ABTL@liolios.com

Source: Autobytel Inc.
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